UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 CityWest Boulevard Building 3, Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 7, 2005, the Compensation Committee of the Board of Directors of Omega Protein Corporation (the “Company”) increased certain fees payable to independent members of the Company’s Board of Directors, effective January 1, 2006. The independent Board members are Dr. Gary Allee, Dr. William E. M. Lands, Paul M. Kearns and Harry O. Nicodemus IV.

Each independent Board member’s annual retainer fee will be increased by $5,000 to a total annual retainer of $25,000. The independent Presiding Director’s annual retainer fee will be increased by $7,500 to $10,000. In addition, each independent Board member who serves as a Chairman of the Audit Committee, Compensation Committee, Corporate Governance Committee or Scientific Committee will receive an annual Committee Chair retainer fee of $10,000 for each Chair. Previously, no annual Committee Chair retainer fees were paid to the Chairmen of these Committees.

Each of the above fees will be payable in four equal quarterly installments, commencing on January 1, 2006.

On December 7, 2005, the Company awarded the cash bonuses set forth below to Company officers. These bonuses were approved by the Compensation Committee of the Board of Directors, or in the case of certain Vice Presidents, by the Chief Executive Officer pursuant to delegation of authority by the Compensation Committee.

Joseph L. von Rosenberg III	President and Chief Executive Officer	$400,000
Robert W. Stockton	Executive Vice President and Chief Financial Officer	$225,000
John D. Held	Executive Vice President, General Counsel and Secretary	$225,000
J. Scott Herbert	Vice President – Agriproducts	$ 65,000
Thomas R. Wittmann	Vice President – Operations	$ 65,000
Richard W. Weis	Vice President – Business Development	$ 25,000
Kenneth Robichau	Vice President – Tax and Director of Internal Audit	$ 22,000
Michael E. Wilson	Vice President – Marine Operations	$ 18,000
Albert A. Riley	Vice President – Refined Oils	$ 12,500

These bonuses were paid on December 9, 2005.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: December 9, 2005.	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel
and Secretary